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                                                                      EXHIBIT 11



               PHYSICIAN RELIANCE NETWORK, INC. AND SUBSIDIARIES

                   NET INCOME PER COMMON SHARES OUTSTANDING

                IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                         YEAR ENDED     THREE MONTHS ENDED      YEAR ENDED
                                                         SEPTEMBER 30,     DECEMBER 31,         DECEMBER 31,
                                                         -------------     ------------         ------------
                                                              1994             1994          1995           1996
                                                         -------------     ------------    --------       --------
Weighted average common shares outstanding                    20,334          31,071         40,452         46,642
Incremental shares related to
     assumed exercise of stock options                           268             330            620            983
                                                            --------        --------       --------       --------
Weighted average common and common
     equivalent shares - primary                              20,602          31,401         41,072         47,625
Incremental shares related to
     assumed conversion of redeemable preferred stock          8,156            --             --             --
Incremental shares related to
     assumed conversion of common stock subscribed               408             655           --             --
                                                            --------        --------       --------       --------
Weighted average common and common
     equivalent shares - fulled diluted                       29,166          32,056         41,072         47,625
                                                            ========        ========       ========       ========

Income before extraordinary item                            $  2,363        $  1,415       $ 14,115       $ 20,496
Extraordinary item                                              (302)           --             --             --
                                                            --------        --------       --------       --------
Net income                                                  $  2,061        $  1,415       $ 14,115       $ 20,496
                                                            ========        ========       ========       ========

Net income per share (primary and fully diluted)
     net income before extraordinary item                   $   0.08        $   0.04       $   0.34       $   0.43
Extraordinary item                                             (0.01)           --             --             --
                                                            --------        --------       --------       --------
     Net income per common share                            $   0.07        $   0.04       $   0.34       $   0.43
                                                            ========        ========       ========       ========
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